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AZCO MINING INC.  (DELAWARE)                                           Exhibit 1
STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS (UNAUDITED)


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
                                                                                     THREE
                                                                            MONTHS ENDED SEPTEMBER 30,
                                                                          -------------------------------
                                                                              1997              1996
                                                                          ------------       ------------
Net income (loss) applicable to computation                               $ (1,018,452)      $ (1,178,299)

Weighted average common shares assuming no dilution                         25,620,925         25,512,938
                                                                          ------------       ------------

Stock options and warrants that had a dilutive effect on net income (based on relationship of market value to exercise price), assumed to have been exercised on the first day of each period
   (or date of grant, if later), less the number of shares which could have been purchased from the proceeds of such assumed exercise; number of shares using the weighted average market
   price for the assumed purchase of shares described above                     14,797            199,680
                                                                          ------------       ------------

Weighted average common shares applicable to earnings per common
   and common equivalent share                                              25,635,722         25,712,618
                                                                          ------------       ------------

Additional shares using the market close price at the end of the
  period for the assumed purchase of shares described above                      1,257            185,719

Conversion of convertible debentures at the stated rate assumed to have been converted at the beginning of the earliest period
  reported                                                                           -                  -
                                                                          ------------       ------------

Weighted average common shares assuming full dilution                       25,636,979         25,898,337
                                                                          ============       ============

Earnings per common and common equivalent share
     Net income (loss)                                                    $    (0.0397)      $    (0.0458)
                                                                          ============       ============

Earnings per common share assuming full dilution:
     Net income (loss)                                                    $    (0.0397)      $    (0.0455)
                                                                          ============       ============
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